EXHIBIT 10.15
     Commencing with the election of new directors at the 2006 annual meeting of shareholders, there are two levels of Board fees. One level of base fees in the amount $75,000 is for non-executive directors who are affiliated with a significant shareholder in the Company in the total amount of $75,000. The second level of base fees in the amount of $100,000 is for non-executive directors who are also not affiliated with a significant shareholder in the Company. At both levels, the Board fees shall be paid seventy percent in cash and thirty percent in the form of shares of restricted stock pursuant to the 1999 Equity Participation Plan of Golden Telecom, Inc. that shall vest after one complete year of service as a director of the Company. The cash portion of the Board fees shall be paid 50% within two weeks after the annual meeting at which directors are elected, and 50% by the following November 30. In addition, the Chairman of three of the Board’s four committees, excluding the Nominating and Corporate Governance Committee, shall receive an annual fee of $15,000 for accepting the additional responsibilities of chairing a Board Committee. In addition, Messrs. Patrick Gallagher and David Smyth received additional fees of $40,000 for their services on the Executive Committee. The amount of Board fees and Committee Chairmanship fees paid to a Director shall be subject to pro rata adjustment and refund to the Company, at the discretion of the Board of Directors, in the event of a Director’s resignation prior to completion of his scheduled term of service to the Company. The Company does not intend to issue new stock options to directors pursuant to the 1999 Equity Participation Plan of Golden Telecom, Inc.
     During 2006 until the annual meeting of the shareholders, each non-employee member of Golden Telecom’s Board of Directors had been entitled to receive an annual retainer fee of $15,000. In addition, each non-employee member of the Board of Directors had been entitled to receive a fee of $1,000 for each Board meeting attended in person and a fee of $500 for each Board meeting attended by telephone. Non-employee members were entitled to receive a fee of $750 for each Board committee meeting attended in person, a fee of $500 for each Board committee meeting attended by telephone and a fee of $500 for each Unanimous Written Consent in Lieu of Meeting adopted by the Board. However, Board committee fees were not paid if the meeting was held on the same day as a Board meeting. The Chair of the Audit Committee and the Compensation Committee had been entitled to receive an annual fee of $15,000 for service as the Chair in addition to the $15,000 annual retainer. In accordance with the Golden Telecom 1999 Equity Participation Plan, non-employee directors were also entitled to receive 10,000 stock options upon their initial appointment and 2,500 stock options for each subsequent year of service. Each of the Directors waived his right to receive stock options in 2006.
     The Company pays for non-employee directors’ accommodation and business class travel to and from the meetings of the Board and of the Committees.